Exhibit 99.3

OWNERSHIP CERTIFICATION

This Ownership Certification must be accompanied by a completed FCC Worksheet, which is attached to this Ownership Certification.

                     (the “Holder”) hereby represents and certifies that as of the date below such Holder is

           (a) a citizen of the United States (“U.S. Citizen”);

           (b) an entity organized under the laws of the United States (“U.S. Entity”); or

           (c) a non-U.S. citizen or an entity organized under the laws of a foreign country (together, a “Non-U.S. Citizen”).

To the extent the Holder is a U.S. Entity, the Holder represents and certifies that as of the date below, U.S. Citizens and U.S. Entities hold,

           percent of the direct and indirect voting interests of Holder, and percent of the direct and indirect equity interests of Holder.

The Holder further represents and certifies that, for purposes of this Ownership Certification, it has determined its level of direct and indirect voting and ownership interests in accordance with 47 U.S.C. § 310(b) and FCC rules.

The Holder acknowledges that the Company may decline to honor a requested exercise if it has a reasonable basis to believe, based on the most recent information available to it, that the exercise would cause more than 20% of the Company’s Common Stock in the aggregate to be owned or voted, directly or indirectly, by alien owners.

By:
             Sign

             Print Name
Title:
Entity:
Date: